Contact: Michael Polzin

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FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS RECORD SALES, EARNINGS
FOR SECOND QUARTER AND FIRST HALF 2004

DEERFIELD, Ill., March 22, 2004 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced record sales and earnings for the second quarter and first half of fiscal 2004.

Net earnings for the quarter ended Feb. 29 were up 16.9 percent to $433.5 million or 42 cents per share (diluted), from $370.9 million or 36 cents per share (diluted) in the same quarter a year ago. Excluding gains of $12.7 million this year and $0.3 million last year from litigation settlements, second quarter earnings rose 14.8 percent to $425.6 million or 41 cents per share from last year’s $370.7 million or 36 cents per share. This year’s results benefited from one extra day versus last year because of leap year.

First half net earnings climbed 14.3 percent to $688.4 million or 67 cents per share (diluted) versus last year's $602.5 million or 58 cents per share (diluted). Excluding gains of $12.7 million this year and $17.0 million last year from litigation settlements, first half earnings rose 15.0 percent to $680.5 million or 66 cents per share from last year’s $591.9 million or 57 cents per share.

Sales increased 15.8 percent to a record $9.8 billion for the second quarter and 16.1 percent to $18.5 billion for the first half. Total sales in comparable stores (those open more than a year) were up 11.5 percent in the quarter.

Pharmacy continues to drive the business. Prescriptions, which accounted for 60 percent of sales in the quarter, climbed 19.0 percent. Prescription sales in comparable stores rose 15.5 percent in the quarter. Third party plans now account for 91 percent of all prescription sales.

To give a longer-term perspective, Walgreens expanded its prescription market share by

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5.9 percent during calendar year 2003, faster than all other retail segments, and surpassing mail order’s 4.1 percent increase. "Even with these gains, our pharmacies are poised for more growth as the population ages and the Medicare prescription drug benefit begins," said Chairman Dave Bernauer.

"Expansion of stores and services continues unabated," emphasized Bernauer. "We maintained mid-teens earnings growth this quarter while, once again, spending heavily on payroll to support customer service, new stores and 24-hour stores. This investment is key to our long-term success and will continue to distance us from our competition."

At the end of the quarter, Walgreens operated 1,250 24-hour stores, up from 1,003 a year ago, and more than all of its competitors combined.

The company opened 140 new stores in the first half of fiscal 2004, with a net gain of 109 stores after relocations and closings. "We’re anticipating opening 450 new stores this year, with a net increase of 365," said President Jeff Rein. "These new stores in prime locations are expensive, but in the long term they’ll become powerhouses."

Meanwhile, customer counts in stores open two or more years as of Sept. 1 increased significantly in the quarter. "This shows that despite some dilution of existing stores as we dense up markets, these older stores win new customers at an even faster rate," said Bernauer.

Walgreens fourth new distribution center in the last two-and-a-half years will begin shipping in May and will support the company’s aggressive store growth in Southern California. Walgreens now operates 131 stores in that market and will open on average 30 to 40 more per year in the foreseeable future.

Despite a continued shift of prescription business to lower margin third party payers, gross profit margins in the quarter decreased only 14 basis points to 27.66 as a percent to sales versus 27.80 a year ago.

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Second quarter selling, occupancy and administrative costs decreased 4 basis points, from 20.78 to 20.74 as a percent to sales. SO&A was pressured by higher insurance and payroll costs.

At Feb. 29, Walgreens operated 4,336 drugstores in 44 states and Puerto Rico, versus 3,998 a year ago, for a net increase of 338.

For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

WALGREEN CO.
COMPARATIVE CONDENSED STATEMENTS OF EARNINGS
(Unaudited: in millions, except per share data)

	QUARTER ENDED			SIX MONTHS ENDED
	Feb. 29 2004	Feb. 28 2003	Percent Change	Feb. 29 2004	Feb. 28 2003	Percent Change
Net sales	$ 9,782.2	$ 8,446.1	15.8%	$ 18,503.0	$ 15,931.0	16.1%
Earnings before taxes	$ 693.7	$ 595.8	16.4%	$ 1,101.5	$ 967.8	13.8%
Income taxes	$ (260.2)	$ (224.9)		$ (413.1)	$ (365.3)
Net earnings (A)	$ 433.5	$ 370.9	16.9%	$ 688.4	$ 602.5	14.3%
Net earnings per share (A) Basic Diluted	$ .42 $ .42	$ .36 $ .36	16.7% 16.7%	$ .67 $ .67	$ .59 $ .58	13.6% 15.5%
Dividends declared per share	$ .04313	$ .0375	15.0%	$ .08625	$ .075	15.0%
Average shares outstanding Basic Diluted	1,024.2 1,032.4	1,024.9 1,031.0		1,024.6 1,032.2	1,024.9 1,031.7
  Fiscal 2004 second quarter and first half include a $12.7 million pre-tax ($7.9 million after-tax) gain for litigation settlements. Fiscal 2003 second quarter and first half include gains of $0.3 million pre-tax ($0.2 million after-tax) and $17.0 million pre-tax ($10.6 million after-tax), respectively, for litigation settlements. Excluding these gains, earnings for the quarter increased 14.8 percent to $425.6 million or 41 cents per share from last year’s $370.7 million or 36 cents per share (diluted), and earnings for the six months increased 15.0 percent to $680.5 million or 66 cents per share from last year’s $591.9 million or 57 cents per share (diluted).

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